Exhibit 4.1

WARRANT

NEITHER THESE SECURITIES NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE EXERCISABLE HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY.

MILLENNIUM CELL INC.

WARRANT

Warrant No. B-1                                                      Date of Issuance:  May 30, 2006

Millennium Cell Inc., a Delaware corporation (the “Company”), hereby certifies that, for value received, The Dow Chemical Company or its registered assigns (the “Holder”), is entitled to purchase from the Company up to a total of 178,571 shares of common stock, $0.001 par value per share (the “Common Stock”), of the Company (each such share, a “Warrant Share” and all such shares, the “Warrant Shares”) at an exercise price (the “Exercise Price”) per Warrant Share equal to $2.10, at any time and from time to time from and after the six (6) month anniversary of the Date of Issuance (the “Target Date”) and through and including the five (5) year anniversary of the Date of Issuance (the “Expiration Date”), and subject to the following terms and conditions:

1.  Definitions. In addition to the terms defined elsewhere in this Warrant, capitalized terms that are not otherwise defined herein shall have the meanings given to such terms in the Stock Purchase Agreement dated February 27, 2005, between the Company and the original Holder, as amended by Amendment No. 1 dated April 25, 2005 and Amendment No. 2 dated May 30, 2006 (the “Purchase Agreement”).

2.  Registration of Warrant. The Company shall register this Warrant, upon records to be maintained by the Company for that purpose (the “Warrant Register”), in the name of the record Holder hereof from time to time. The Company may treat the registered Holder as the absolute owner hereof for the purpose of any exercise hereof or any distribution to the Holder, and for all other purposes, absent actual notice to the contrary.

3.  Registration of Transfers. The Company shall register the transfer of any portion of this Warrant in the Warrant Register, upon surrender of this Warrant accompanied by a written instrument of transfer duly executed by the Holder or by the duly appointed legal representative or attorney thereof, to the Company at its address specified herein. Upon any such registration or transfer, a new warrant to purchase Common Stock, in substantially the form of this Warrant (any such new warrant, a “New Warrant”), evidencing the portion of this Warrant so transferred shall be issued to the transferee and a New Warrant evidencing the remaining portion of this Warrant not so transferred, if any, shall be issued to the transferring Holder. The acceptance of the New Warrant by the transferee thereof shall be deemed the acceptance by such transferee of all of the rights and obligations of a holder of a Warrant.

4.  Exercise and Duration. Subject to the provisions of Section 6, this Warrant shall be exercisable by the registered Holder at any time and from time to time on or after the Target Date to and including the Expiration Date (the “Exercise Period”). At 11:59 p.m., New York City time on the Expiration Date, the portion of this Warrant available for exercise and not exercised prior thereto shall be and become void without the necessity of any further action by the Company and of no value.

5.  Required Exercise. At any time during the Exercise Period, as long as the Common Stock is publicly traded on a Trading Market the Company may elect, by written notice to Holder, to require the Holder to exercise all or any portion of the Warrant, if, for the thirty (30)-trading day period immediately preceding the date of such election the Common Stock (i) has an average daily trading volume which exceeds the product of (x) the average daily trading volume for Common Stock during calendar years 2003 and 2004 multiplied by (y) fifteen (15), and (ii) has a VWAP which is at least four (4) times greater than the Exercise Price; provided, however, that upon such election by the Company, the Holder will have the right to immediately sell or otherwise transfer this Warrant to a third party who will then be required to exercise this Warrant in accordance with the Company’s election under this Section 5; provided further, however, that if, within ten (10) Business Days after the Company’s election, (i) the Holder has not exercised this Warrant, or (ii) the Holder has not sold or otherwise transferred this Warrant to a third party, or if sold or otherwise transferred, such third party has not exercised this Warrant, then this Warrant shall immediately terminate and be of no force and effect without any action on the part of the Company, the Holder or such third party.

6.  Delivery of Warrant Shares.

(a)  Upon delivery of: (i) the Notice of Exercise attached hereto as Exhibit A to the Company at its address for notice set forth in Section 14, (ii) this Warrant, and (iii) the Exercise Price multiplied by the number of Warrant Shares that the Holder intends to purchase hereunder (the “Aggregate Exercise Price”), the Company shall promptly (but in no event later than ten (10) Business Days after the Date of Exercise (as defined herein)) issue and deliver to the Holder, a certificate for the Warrant Shares issuable upon such exercise bearing only the restrictive legends required by the Purchase Agreement. The Company shall, upon request of the Holder and subsequent to the date on which a registration statement covering the resale of the Warrant Shares has been declared effective by the Securities and Exchange Commission, use its reasonable commercial efforts to deliver Warrant Shares hereunder electronically through the Depository Trust Corporation or another established clearing corporation performing similar functions, if available, provided, that, the Company may, but will not be required to change its transfer agent if its current transfer agent cannot deliver Warrant Shares electronically through the Depository Trust Corporation.

A “Date of Exercise” means the date on which the Holder shall have delivered to the Company (i) the Notice of Exercise, appropriately completed and duly signed, (ii) this Warrant and (iii) the Aggregate Exercise Price.

(b)  If by the tenth (10th) Business Day after a Date of Exercise the Company fails to deliver the required number of Warrant Shares in the manner required pursuant to Section 6(a), then the Holder will have the right to rescind such exercise.

(c)  The Company's obligations to issue and deliver Warrant Shares in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by the Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by the Holder or any other Person of any obligation to the Company or any violation or alleged violation of law by the Holder or any other Person. Nothing herein shall limit a Holder's right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company's failure to timely deliver certificates representing shares of Common Stock upon exercise of the Warrant as required pursuant to the terms hereof.

7.  Charges, Taxes and Expenses. Issuance and delivery of certificates for shares of Common Stock upon exercise of this Warrant shall be made without charge to the Holder for any issue or transfer tax, withholding tax, transfer agent fee or other incidental tax or expense in respect of the issuance of such certificates, all of which taxes and expenses shall be paid by the Company.

8.  Replacement of Warrant. If this Warrant is mutilated, lost, stolen or destroyed, the Company shall issue or cause to be issued in exchange and substitution for and upon cancellation hereof, or in lieu of and substitution for this Warrant, a New Warrant, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction and customary and reasonable indemnity, if requested. Applicants for a New Warrant under such circumstances shall also comply with such other reasonable regulations and procedures and pay such other reasonable third-party costs as the Company may prescribe.

9.  Reservation of Warrant Shares. The Company covenants that it will at all times reserve and keep available out of the aggregate of its authorized but unissued and otherwise unreserved Common Stock, solely for the purpose of enabling it to issue Warrant Shares upon exercise of this Warrant as herein provided, the number of Warrant Shares which are then issuable and deliverable upon the exercise of this Warrant in its entirety; and if at any time the number of authorized but unissued shares of Common Stock would be insufficient to effect the exercise of the entire Warrant, the Company shall take such corporate action prior to taking any action that would result in any such insufficiency as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

10.  Character of Warrant Shares. The Company covenants that all Warrant Shares, upon issuance and the payment of the applicable Exercise Price in accordance with the terms hereof, shall be duly and validly authorized, issued and fully paid and nonassessable.

11.  Certain Adjustments. The Exercise Price and number of Warrant Shares issuable upon exercise of this Warrant are subject to adjustment from time to time as set forth in this Section 11.

(a)  Stock Dividends and Splits. If the Company, at any time while this Warrant is outstanding, either (i) pays a stock dividend on its Common Stock or otherwise makes a distribution on any class of capital stock that is payable in shares of Common Stock or (ii) subdivides outstanding shares of Common Stock into a larger number of shares, then in each such case (A) the Exercise Price shall be proportionately decreased by multiplying the Exercise Price in effect immediately before such event by a fraction of which the numerator shall be the number of shares of Common Stock outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event and (B) the number of Warrant Shares issuable upon exercise of this Warrant shall be proportionately increased by multiplying the number of Warrant Shares issuable upon exercise of this Warrant immediately before such event by a fraction of which the numerator shall be the number of shares of Common Stock outstanding immediately after such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately before such event.

(b)  Combinations. If the Company, at any time while this Warrant is outstanding, combines outstanding shares of Common Stock into a smaller number of shares, then in such case (A) the Exercise Price shall be proportionately increased by multiplying the Exercise Price in effect immediately before such event by a fraction of which the numerator shall be the number of shares of Common Stock outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event and (B) the number of Warrant Shares issuable upon exercise of this Warrant shall be proportionately decreased by multiplying the number of Warrant Shares issuable upon exercise of this Warrant immediately before such event by a fraction of which the numerator shall be the number of shares of Common Stock outstanding immediately after such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately before such event.

(c)  Fundamental Transactions. If, at any time while this Warrant is outstanding: (i) the Company effects any merger or consolidation of the Company with or into another Person, (ii) the Company effects any sale of all or substantially all of its assets in one or a series of related transactions, (iii) any tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of Common Stock are permitted to tender or exchange their shares for other securities, cash or property, or (iv) the Company effects any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (in any such case, a “Fundamental Transaction”), then the Holder shall have the right thereafter to receive, upon exercise of this Warrant, the same amount and kind of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such

Fundamental Transaction, the holder of the number of Warrant Shares then issuable upon exercise in full of this Warrant (the “Alternate Consideration”). For purposes of any such exercise, the determination of the Exercise Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Company shall apportion the Exercise Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any exercise of this Warrant following such Fundamental Transaction. At the Holder’s option and request, any successor to the Company or surviving entity in such Fundamental Transaction shall, either (i) issue to the Holder a new warrant substantially in the form of this Warrant and consistent with the foregoing provisions and evidencing the Holder's right to purchase the Alternate Consideration for the aggregate Exercise Price upon exercise thereof, or (ii) purchase the Warrant from the Holder for a purchase price, payable in cash within ten (10) trading days after such request (or, if later, on the effective date of the Fundamental Transaction), equal to the Black Scholes value of the remaining unexercised portion of this Warrant on the date of the Fundamental Transaction as well as assumptions reasonably mutually acceptable to the Company and the Holder, provided that for purposes of such calculation, the market price of the Common Stock shall be the closing bid price of the Common Stock on the trading day immediately preceding the public announcement of the Fundamental Transaction and the volatility factor shall be determined by reference to the 12 month average industry volatility measures. The terms of any agreement pursuant to which a Fundamental Transaction is effected shall include terms requiring any such successor or surviving entity to comply with the provisions of this paragraph (c) and insuring that this Warrant (or any such replacement security) will be similarly adjusted upon any subsequent transaction analogous to a Fundamental Transaction.

12. Payment of Exercise Price. The Holder shall pay the Exercise Price by check or a wire transfer of immediately available funds.

13. No Fractional Shares. No fractional shares of Warrant Shares will be issued in connection with any exercise of this Warrant. In lieu of any fractional shares which would, otherwise be issuable, the Company shall pay cash equal to the product of such fraction multiplied by the VWAP of the Common Stock for the thirty (30)-trading day period immediately preceding the Date of Exercise.

14. Notices. Any and all notices or other communications or deliveries hereunder (including without limitation any Exercise Notice) shall be in writing and shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section 14 prior to 6:30 p.m. (New York City time) on a Business Day, (ii) the next Business Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section 14 on a day that is not a Business Day or later than 6:30 p.m. (New York City time) on any Business Day, (iii) the Business Day following the date of mailing, if sent by nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given. The addresses for such communications shall be: (i) if to the Company, to Millennium Cell Inc., 1 Industrial Way West, Eatontown, New Jersey, 07724, Facsimile No.: (732) 542-4010, Attn: Chief Financial Officer, or (ii) if to the Holder, to the address or facsimile number appearing on the Warrant Register or such other address or facsimile number as the Holder may provide to the Company in accordance with this Section.

15. Warrant Agent. The Company shall serve as warrant agent under this Warrant. Upon thirty (30) days' notice to the Holder, the Company may appoint a new warrant agent. Any corporation into which the Company or any new warrant agent may be merged or any corporation resulting from any consolidation to which the Company or any new warrant agent shall be a party or any corporation to which the Company or any new warrant agent transfers substantially all of its corporate trust or shareholders services business shall be a successor warrant agent under this Warrant without any further act. Any such successor warrant agent shall promptly cause notice of its succession as warrant agent to be mailed (by first class mail, postage prepaid) to the Holder at the Holder's last address as shown on the Warrant Register.

16. Miscellaneous.

(a)  This Warrant shall be binding on and inure to the benefit of the parties hereto and their respective successors and assigns. Subject to the preceding sentence, nothing in this Warrant shall be construed to give to any Person other than the Company and the Holder any legal or equitable right, remedy or cause of action under this Warrant. This Warrant may be amended only in writing signed by the Company and the Holder and their successors and assigns.

(b)  All questions concerning the construction, validity, enforcement and interpretation of this Warrant shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware, without regard to the principles of conflicts of law thereof. Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Warrant (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, employees or agents) shall be commenced in the state and federal courts sitting in Delaware . Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the Delaware for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of this Warrant), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper. Each party hereto hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Warrant and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Each party hereto (including its affiliates, agents, officers, directors and employees) hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Warrant or the transactions contemplated hereby.

(c)  The headings herein are for convenience only, do not constitute a part of this Warrant and shall not be deemed to limit or affect any of the provisions hereof.

(d)  In case any one or more of the provisions of this Warrant shall be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Warrant shall not in any way be affected or impaired thereby and the parties will attempt in good faith to agree upon a valid and enforceable provision which shall be a commercially reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Warrant.

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IN WITNESS WHEREOF, the Company has caused this Warrant to be duly executed by its authorized officer as of the date first indicated above.

MILLENNIUM CELL INC.

/s/John D. Giolli
Name: John D. Giolli
Title: Chief Financial Officer

EXHIBIT A

FORM OF NOTICE OF EXERCISE

Millennium Cell Inc.
1 Industrial Way West
Eatontown, New Jersey 07724
Attention:  Chief Financial Officer

1. The undersigned hereby elects to purchase, pursuant to the provisions of that certain Warrant No. B-1 dated as of May 30, 2006, issued by Millennium Cell Inc. (the “Company”) and held by the undersigned (the “Warrant”),                         shares of Common Stock, by exercise of the Warrant with respect to that number of Warrant Shares. Capitalized terms used but not defined in this Notice of Exercise shall have the meanings given such terms in the Warrant.

2. The exercise of the Warrant is pursuant to Section 12 of the Warrant, and payment, in cash or by check, of the aggregate Purchase Price under such Warrant with respect to the number of Warrant Shares set forth in Section 1 of this Notice of Exercise, accompanies this Notice of Exercise.

3. Please issue a certificate or certificates representing said shares of Common Stock in the name of the undersigned or in such other name as is specified below:

_______________________________________
(Name)
_______________________________________
(Address)
_______________________________________

_______________________________________

Dated: ________________________
[HOLDER]

Signature: _________________________________________

Address:  _________________________________________